Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No.1 to Form F-1 of Zhong Yuan Bio-Technology Holdings Limited (formerly known as China Biotech Holdings Limited) of our report dated May 13, 2019 relating to the financial statements as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Los Angeles, California

April 28, 2020